Exhibit 99.1

CONTACT INFO Michelle R. Saari VP – Marketing & Communications 3015 16th Street SW, Suite 100 PO Box 1988 Minot, North Dakota 58702-1988 phone: 701.837.4738 fax: 701.838.7785 email:msaari@iret.com

INVESTORS REAL ESTATE TRUST ANNOUNCES
SALE OF PROPERTY IN IRVING, TEXAS

Minot, ND – October 27, 2010 - Investors Real Estate Trust (“IRET”) (Nasdaq:IRET) (Nasdaq:IRETP) announced today that its operating partnership, IRET Properties, has closed on the sale of its 504-unit Dakota Hills multi-family residential property located in Irving, Texas, for a sales price of $36.1 million, of which $23.2 million consisted of the assumption by the buyer of the outstanding mortgage loan on the property, with the remainder consisting of cash to IRET Properties.

“Part of the new strategic direction charted by IRET over a year ago was to condense its geographic footprint.  Dakota Hills was the only asset that IRET owned in the state of Texas and the sale of this property was completed to support that strategy,” said Tim Mihalick, IRET’s President and CEO.

About Investors Real Estate Trust

IRET is an equity real estate investment trust founded in 1970 with a diversified portfolio of multi-family residential, office, medical, industrial and retail properties located in 13 states, primarily in the upper Midwest.  IRET’s headquarters are located in Minot, North Dakota, and it has additional offices in Minneapolis, Minnesota and Omaha, Nebraska.  IRET’s common shares of beneficial interest trade on the NASDAQ Global Select Market under the symbol IRET.  For more information, visit IRET’s website at www.iret.com.

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